EXHIBIT 99.1

News Release

For Release on April 13, 2005

GFR Pharmaceuticals Inc. Announces Proposed Debt for Equity

Las Vegas, Nevada - April 13, 2005 - GFR Pharmaceuticals Inc. (GFRP) (the "Company"), announces that it intends to convert $140,000 of debt to shares, by issuing 700,000 common shares at a deemed price of $0.20 per common share. The debt to be settled by this "Shares for Debt" transaction, is payment for a loan pursuant to a Promissory Note dated January, 1999 from a third party. This transaction does not result in a change of control, nor has there been an assignment or purchase of debt. The shares will be issued pursuant to available exemptions from all applicable securities regulations and will be considered restricted securities.

About GFR Pharma Ltd. & GFR Health Ltd.:

GFR Pharma Ltd. is a full service, private label, cGMP manufacturing facility specializing in the production of OTC products as well as natural source nutritional, herbal and sports nutrition products. They manufacture tablets, capsules and powders and provide formulation, blending, packaging, product testing, technical support, market research, label design and regulatory information.

GFR Health Ltd. is a wholesale division which researches, develops and markets the trademarked Nutraceutical health products WheyProtein, ReCleanse (R) and LeanFitTM.

For further information contact

Mr. Richard Pierce

Phone: 604-460-8440

Toll Free: 877-560-8440

Certain of these statements contained in this press release may be deemed forward-looking statements. Such statements, and other matters addressed in this press release, involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from these statements and matters are the risks and other factors detailed, from time to time, in the Company's reports with the Securities Exchange Commission, including, but not limited to, the Company's Annual Reports on Form 10-K and its quarterly reports on Form 10-Q.

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